As filed with the Securities and Exchange Commission on August 3, 2016	Registration No. 333-___________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

BONE BIOLOGICS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	42-1743430 (I.R.S. Employer Identification No.)

321 Columbus Avenue
Boston, Massachusetts 02116

(Address of principal executive offices)

(732) 661-2224

(Registrant’s telephone number, including area code)

Bone Biologics Corporation 2015 Equity Incentive Plan
(Full title of the plan)

Stephen R. LaNeve

Chief Executive Officer

Bone Biologics Corporation

321 Columbus Avenue

Boston, Massachusetts 02116

(Name and address of agent for service)

(732) 661-2224

(Telephone number, including area code, of agent for service)

Copy to:

David L. Ficksman

TroyGould PC

1801 Century Park East, Suite 1600

Los Angeles, California 90067

(310) 553-4441

Indicate by check mark (✓) whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

[ ] Large accelerated filer	[ ] Accelerated filer	[ ] Non-accelerated filer	[X] Smaller reporting company
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.0001 per share	11,695,318	(2)	$1.59	(3)	18,595,556	1,872.57
Common Stock, par value $.0001 per share	960,749	(4)	$2.05	(5)	1,969,535	198.32
Common Stock, par value $.0001 per share	2,760	(6)	$4.35	(7)	12,006	1.21
Common Stock, par value $.0001 per share	1,009,707	(8)	$4.90	(9)	4,947,564	498.22

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Act”), this Registration Statement also covers such additional shares of common stock as may become issuable under the Bone Biologics Corporation 2015 Equity Incentive the “2015 Plan”) as a result of any stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Represents shares that may be issued upon the exercise of options previously granted under the 2015 Plan at an exercise price of $1.59 per share.

(3)	Calculated pursuant to Rule 457(h) under the Act based upon the exercise price of $1.59 per share of the applicable options.

(4)	Represents shares that may be issued upon the exercise of options previously granted under the 2015 Plan at an exercise price of $2.05 per share.

(5)	Calculated pursuant to Rule 457(h) under the Act based upon the exercise price of $2.05 per share of the applicable options.

(6)	Represents shares granted under the 2015 Plan at an exercise price of $4.35 per share.

(7)	Calculated pursuant to Rule 457(h) under the Act based upon the issuance price of $4.35 per share of the applicable shares.

(8)	Represents shares reserved for issuance pursuant to awards under the 2015 Plan.

(9)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Act the basis of the average of the high and low sale prices of Registrant’s common stock as reported on the OTC Markets on July 26, 2016.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the 2015 Plan covered by this Registration Statement pursuant to Rule 428(k)(i) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the 2015 Plan covered by this Registration Statement pursuant to Rule 428(k)(i) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by Bone Biologics Corporation (“we,” “us,” “our,” or similar references refer to Bone Biologics Corporation) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference in this registration statement:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed on March 28, 2016;

●	Our Quarterly Report on Form 10-Q for the quarter period ended March 31, 2016 filed on May 13, 2016; and

●	The description of our capital stock contained in Post-Effective Amendment No. 1 to our Registration Statement on Form S-1 filed on July 18, 2016 (File No. 333-200156).

In addition, each document (other than any portion of such document that is deemed not “filed” under the Exchange Act in accordance with the Exchange Act and the Commission’s rules) that we file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all shares of common stock registered hereunder have been sold, or that deregisters all such shares of common stock then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part thereof from the date of the filing of such document.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Current Officers and Directors of the Company

Under Section 145 of the General Corporation Law of the State of Delaware, we may indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our Amended and Restated Certificate of Incorporation provides that no director shall be personally liable to the us or our stockholders for monetary damages for any breach of fiduciary duty by such director as a director. This provision does not eliminate liability (i) for breach of the director’s duty of loyalty to us or us stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize the further elimination or limitation of the liability of directors, then the liability of our directors, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL.

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Our Amended and Restated By-laws provide that we shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such indemnified person in such proceeding. We shall pay the expenses (including attorneys’ fees) incurred by an indemnified person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the indemnified person to repay all amounts advanced if it should be ultimately determined that the indemnified person is not entitled to be indemnified.

Our Amended and Restated By-laws provide that we may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the corporation or, while an employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such proceeding. We may pay the expenses (including attorney’s fees) incurred by persons who are non-director or non-officer employees or agents in defending any proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

We have been advised that in the opinion of the SEC, insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than the our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification byus is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Our Board has approved an Indemnification Agreement for our directors and executive officers. Following Board approval, we entered into Indemnification Agreements with each of our current directors and executive officers. The Indemnification Agreement provides for indemnification against expenses, judgments, fines and penalties actually and reasonably incurred by an indemnitee in connection with threatened, pending or completed actions, suits or other proceedings, subject to certain limitations. The Indemnification Agreement also provides for the advancement of expenses in connection with a proceeding prior to a final, non-appealable judgment or other adjudication, provided that the indemnitee provides an undertaking to repay to us any amounts advanced if the indemnitee is ultimately found not to be entitled to indemnification by us. The Indemnification Agreement sets forth procedures for making and responding to a request for indemnification or advancement of expenses, as well as dispute resolution procedures that will apply to any dispute between us and an indemnitee arising under the Indemnification Agreement.

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Former Officers and Directors of the Company

Effective as of September 19, 2014, our Board of Directors also approved the Former D&O Indemnification Agreement to be entered into between us, Don Hankey and Amir Heshmatpour. The Former D&O Indemnification Agreement requires that for a period of four (4) years from and after September 19, 2014, we will indemnify (including advancement of expenses) and hold harmless persons who were officers and directors of the Company (i) by reason of being an officer or director of the Company prior to the Merger, including through all transactions relating to the Merger, or (ii) is related to acts in connection with the Merger taken by the Former D&O Indemnified Persons, provided however, that the foregoing indemnity shall be excess of all any insurance coverage available to the Former D&O Indemnified Parties for any such loss. The accuracy of the Hankey Affidavit and Heshmatpour Affidavit in connection with the Former D&O Indemnification is a condition precedent to the foregoing indemnity (including advancement of expenses). The Company has no insurance coverage that would cover any claim asserted against the Company by any Former D&O Indemnified Person pursuant to this Former D&O Indemnification Agreement.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The exhibit index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

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(3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the undersigned registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on August 3, 2016.

BONE BIOLOGICS CORPORATION

By:	/s/ STEPHEN R. LA NEVE
Stephen R. La Neve
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Nathaniel Bradley as his true and lawful attorney-in-fact and agent, with full power of substitution, for him in any and all capacities, to sign this registration statement on Form S-8 and any amendments hereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEPHEN R. LA NEVE	Chief Executive Officer (principal	August 3, 2016
Stephen R. La Neve	executive officer) and Director

/s/ DEINA WALSH	Chief Financial Officer (principal	August 3, 2016
Deina Walsh	financial and accounting officer)

/s/ BRUCE STROEVER	Chairman of the Board and Director	August 3, 2016
Bruce Stroever

/s/ DR. CHIA SOO	Director	August 3, 2016
Dr. Chia Soo

/s/ WILLIAM COFFIN	Director	August 3, 2016
William Coffin

/s/ JIMMY DELSHAD	Director	August 3, 2016
Jimmy Delshad

/s/ DR. BENJAMIN WU	Director	August 3, 2016
Dr. Benjamin Wu

/s/ JOHN BOOTH	Director	August 3, 2016
John Booth

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EXHIBIT INDEX

The following exhibits are filed with this registration statement or are incorporated by reference as a part of this registration statement:

Exhibit No.	Description

4.1	Bone Biologics Corporation 2015 Equity Incentive Plan (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on January 4, 2016)

5.1	Opinion of TroyGould PC (included with this registration statement)

23.1	Consent of Anton & Chia, LLP (included with this registration statement)

23.2	Consent of TroyGould PC (included in the opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this registration statement)

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